                        SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934
                          (Amendment No.       )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              THE TORO COMPANY
-------------------------------------------------------------------------------
            (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

     4)   Proposed minimum aggregate value of transaction:

     5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

      [LOGO]

                    THE TORO COMPANY
                    8111 LYNDALE AVENUE SOUTH, BLOOMINGTON, MINNESOTA 55420-1196 612/888-8801 TELEX 290928 FAX NBR 887-8258

KENDRICK B. MELROSE
CHAIRMAN AND CEO

February 2, 1998

To Our Fellow Stockholders:

You are cordially invited to join us for the Toro Annual Meeting of Stockholders to be held on Wednesday, March 18, 1998 at the corporate offices of The Toro Company. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are presented in the Notice of Annual Meeting and Proxy Statement which follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on the business of the Company, and will be pleased to answer stockholders' questions relating to the Company. Refreshments will be served after the meeting.

We hope you plan to attend the Annual Meeting. However, if you will not be able to join us, we urge you to exercise your right to vote by signing, dating and returning the enclosed proxy card.

On behalf of your Toro Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

           [SIG]

Kendrick B. Melrose

        IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE THE COMPANY
                    THE EXPENSE OF ADDITIONAL SOLICITATION.

                                     [LOGO]

                            NOTICE OF ANNUAL MEETING

    The Toro Company 1998 Annual Meeting of Stockholders will be held on Wednesday, March 18, 1998 at 3:00 p.m. C.S.T. at Toro's corporate offices at 8111 Lyndale Avenue South, Bloomington, Minnesota, for the following purposes:

1.  To elect four directors, each to serve for a term of three years;

2.  To approve amendments to the Annual Management Incentive Plan;

3. To approve the selection of auditors for the Company for Fiscal 1998 (the fiscal year ending October 31, 1998); and

4. To transact any other business properly brought before the Annual Meeting or any adjournment of the meeting.

    Stockholders of record at the close of business on January 19, 1998 (the "Record Date") will be entitled to vote at the meeting.

    A stockholder list will be available at the corporate offices of Toro beginning March 4, 1998 during normal business hours, for examination by any stockholder registered on the Company's Stock Ledger as of the Record Date, for any purpose germane to the Annual Meeting.

    Since a majority of the outstanding shares of the Company's Common Stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

February 2, 1998

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                        [SIG]

                                                   J. LAWRENCE MCINTYRE
                                          Vice President, Secretary and General
                                                         Counsel

                                THE TORO COMPANY

                           8111 LYNDALE AVENUE SOUTH
                           BLOOMINGTON, MN 55420-1196

                                PROXY STATEMENT

    The Toro Company Board of Directors is soliciting your proxy for use at the 1998 Annual Meeting of Stockholders on Wednesday, March 18, 1998. This Notice, Proxy Statement and enclosed form of proxy will be mailed to stockholders beginning around February 2, 1998.

                                     VOTING

YOUR VOTE

    Each share of Toro Common Stock you own entitles you to one vote. You may vote your shares in person by attending the Annual Meeting or you may vote by proxy. If you vote by proxy, you must sign, date and return the enclosed proxy card in the envelope provided.

    DIVIDEND REINVESTMENT PLAN SHARES. If you are a participant in the Company's Dividend Reinvestment Plan, the number of shares shown on the enclosed proxy card includes shares held for your account in that plan.

    EMPLOYEE BENEFIT PLAN SHARES. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the enclosed proxy card contains separate entries for the shares you hold in each plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

QUORUM AND VOTE REQUIREMENTS

    On January 19, 1998, the Company had 12,823,964 shares of Common Stock outstanding.

    A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked "Abstain" and "broker non-votes" are counted in determining whether a quorum is present. A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.

    Each of the three proposals presented at the meeting will be approved if a majority of the shares of Common Stock present, in person or represented by proxy, vote for the proposal. "Broker non-votes" are not counted, but abstentions are counted, in determining the total number of votes cast on a proposal. An abstention has the effect of a negative vote.

    IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS DESCRIBED UNDER PROPOSAL ONE--ELECTION OF DIRECTORS, FOR PROPOSAL TWO--SELECTION OF INDEPENDENT AUDITORS AND FOR PROPOSAL THREE--AMENDMENTS TO THE ANNUAL MANAGEMENT INCENTIVE PLAN.

REVOKING A PROXY

    If you give a proxy and later wish to revoke it before it is voted, you may do so by (1) sending a written statement to that effect to an officer of the Company or (2) submitting to an officer of the Company a properly signed proxy bearing a later date.

PROCEDURES AT THE ANNUAL MEETING

    The presiding officer at the meeting will determine how business at the Annual Meeting will be conducted. Only matters properly brought before the Annual Meeting will be considered.

    Only a natural person present at the Annual Meeting who either is a Toro stockholder or is acting on behalf of a stockholder may make a motion or second a motion. If the person is acting on behalf of a stockholder, a written statement must be presented, executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

                           PROPOSALS TO BE VOTED UPON

PROPOSAL ONE.  ELECTION OF DIRECTORS

    Four directors are to be elected at the Annual Meeting. The nominees are Robert C. Buhrmaster, Winslow H. Buxton, Robert H. Nassau and Christopher A. Twomey. All are currently directors. Each has consented to serve a three year term. See pages 5 and 6 for information on the nominees and other directors.

    If any nominee is unable to stand for election, the Board may, by resolution, designate a substitute.

PROPOSAL TWO.  SELECTION OF INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP has served as independent auditors to the Company for many years. The Audit Committee of the Board of Directors has again selected KPMG Peat Marwick LLP to serve as independent auditors for Fiscal 1998. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG Peat Marwick LLP for stockholder approval at the meeting.

    A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to appropriate questions.

    If a majority of shares of Common Stock is not voted to approve the selection of KPMG Peat Marwick LLP, the Board of Directors will reconsider its selection.

PROPOSAL THREE.  AMENDMENTS TO THE ANNUAL MANAGEMENT INCENTIVE PLAN

    At its November 1997 meeting, the Compensation Committee recommended, and the Board of Directors adopted, amendments to the Annual Management Incentive Plan, including renaming the plan the Annual Management Incentive Plan (the "Annual Plan"). Stockholders are being asked to consider and approve amendments
(1) to limit eligibility in the Annual Plan to officers of the Company, (2) to add "Quality of Performance" as a Performance Goal, (3) to increase the maximum payout level for Quality of Performance participants and (4) to add a Common Stock acquisition and retention feature ("Stock Retention Award"). A copy of the Annual Plan as amended is Exhibit A to the Proxy Statement.

    The plan was originally approved by stockholders in March 1996 and was approved as amended in March 1997. Stockholder approval is now sought to ensure that payments made under the Annual Plan continue to qualify as "performance-based" for purposes of Section 162(m) of the Internal Revenue Code (the "Code") and in order to satisfy New York Stock Exchange guidelines relating to equity compensation for officers.

    If stockholder approval is not received, the Compensation Committee will reconsider the amendments as they apply to compensation that may be paid to any person referred to in Section 162(m) and Stock Retention Awards that may be granted to officers, and the Annual Plan as previously approved by stockholders will continue in effect as to such persons.

DESCRIPTION OF THE ANNUAL PLAN

    The following description of material terms of the Annual Plan, as amended, is subject to the specific provisions contained in the Annual Plan. Defined terms have meanings set forth in the Annual Plan.

    PURPOSE. The purpose of the Annual Plan is to provide an annual incentive to reinforce achievement of the performance goals of the Company; to link a significant portion of a participating officer's compensation to the achievement by the Company, and in certain cases, a division, of performance goals; to attract, motivate and retain officers on a competitive basis; and to encourage selected employees of the Company for whom stock ownership goals have been established to acquire and retain Common Stock. See the Compensation Committee Report for information on stock ownership guidelines.

    ELIGIBILITY AND PARTICIPATION. Participation is limited to officers of the Company, including executive officers, who through their position or performance, can have a significant, positive impact on the Company's financial results, as determined by the Committee. The Company maintains a separate annual bonus plan for key employees who are not officers. Approximately 15 individuals, including the Company's Chief Executive Officer and all other executive officers, are expected to receive annual Award Payments under the Annual Plan.

    AWARD AMOUNTS. The Target Amount that may be paid with respect to an Annual Performance Award is based on a percentage of a Plan Participant's annual base salary ("participation factor"), in an amount or within a range stated in the Annual Plan. The participation factors, which are intended to reflect the Plan participant's level of responsibility, are as follows: 50% for the Chairman and Chief Executive Officer, 45% for the President and Chief Operating Officer, 40% for other elected officers and 25 to 40% for appointed officers.

    The Committee may establish Maximum Payouts of up to 175% (and 192.5% for Participants selected for new Quality of Performance Goal participation) of Target Payouts in the event Performance Goals are exceeded in an amount specified by the Committee. At the time an award is made, the Committee may establish Supplemental Division Performance Goals. If a division specific goal is achieved, payments to division participants under an award could be increased to an amount up to 125% of the award payment otherwise determined with respect to corporate goal achievement. If a supplemental division specific goal is not achieved, the amount of the award payment could be reduced, including to zero in the event that the division specific goal is not achieved at a level of at least 60% of the target.

    As amended, the Annual Plan gives the Committee the authority to establish new individual Quality of Performance Goals, described below, for selected Plan Participants and to increase the Target Payout and Maximum Payout (as prorated) by up to 10%, but to not more than 192.5% of the Target Payout.

    The Committee may establish curves or other measurements for prorating the amount of payouts for achievement of Performance Goals at less than the Target Payout, or at greater than the Target Payout but less than the Maximum Payout.

    PERFORMANCE GOALS. An award payment under an annual Performance Award will be paid only upon the achievement of Company Performance Goals established by the Committee in writing not later than 90 days after the beginning of the fiscal year to which the Performance Goals relate.

    The Board is seeking stockholder approval of a new individual Quality of Performance Goal which may be based on quantitative or qualitative factors and may include, but need not be limited to, aggressive revenue growth, sustaining earnings initiative, warranty experience, product recalls, field inventory or acquisition experience.

    Performance Goal measures previously approved by stockholders include earnings per share (EPS), return on average net assets (ROANA), division controllable profit contribution, division profit adjustment, return on equity, revenue growth, earnings growth or economic value added. Each such performance goal is to be specifically defined by the Committee on a Company or division basis. Previously-approved Supplemental Division Performance Goal measures for division participants include any of the foregoing measures plus revenue growth, sustained earnings, product warranty experience, inventory levels or performance of a subsidiary. Each goal is to be specifically defined on a Company, division or individual basis and/or in comparison with peer group performance.

    MAXIMUM AWARD. The maximum amount that may be paid under an Annual Performance Award, whether in cash or in Common Stock or Common Stock units, to a Plan Participant who is or may become a person referred to in Section 162(m) with respect to any fiscal year is $1,500,000.

    PAYMENTS. Before any payment is made under the Annual Plan, the Committee must certify in writing that the Performance Goals established with respect to an Annual Performance Award have been met. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established or any Board-approved extraordinary or non-recurring event or item.

    STOCK RETENTION AWARD. One of the amendments to the Annual Plan authorizes the grant of Stock Retention Awards to encourage selected participants to increase their ownership of Toro Common Stock. Under a Stock Retention Award, a participant may elect to convert up to 50% of a cash award payment to shares of Common Stock, or defer the compensation into Common Stock Units under a new Toro Company Deferred Compensation Plan for Officers. For each two shares of Common Stock or Units acquired upon conversion, a Stock Participant will receive as additional incentive compensation one additional share or unit of Common Stock ("Matching Shares" or "Matching Units").

    Shares or Units acquired under the Annual Plan are purchased at the closing price of the Common Stock on the date on which the cash award would otherwise be paid to Plan Participants. Those shares or units ("Retained Shares" or "Retained Units") are retained by the Company during vesting periods applicable to the Matching Shares or Units. Matching Shares or Units vest in increments of 25% of the total number of Matching Shares or Units at the end of each of the second, third, fourth and fifth years after the date such shares or units are issued or credited. The Matching Shares or Units are restricted and subject to forfeiture if the participant does not leave the Retained Shares or Units on deposit with the Company during the applicable vesting periods. Vesting is accelerated in the event a participant dies, retires at or after age 65 or becomes permanently disabled and unable to work.

    In the event of an actual or threatened change of control of the Company as defined in the Annual Plan or the Deferred Compensation Plan, all Matching Shares and Units will vest.

    SHARES AUTHORIZED. The number of shares of Common Stock authorized for issuance under the Annual Plan is 100,000, subject to adjustment in the event of stock splits, recapitalization or other similar changes affecting the Common Stock. Shares of Common Stock to be issued in accordance with the terms of the Annual Plan may be either unissued authorized shares or treasury shares. Shares of Common Stock which become available under the forfeiture provisions of the Annual Plan will again be available for issuance under the Plan.

    ADMINISTRATION. The Annual Plan is administered by the Committee which has broad authority to administer and interpret the Annual Plan, establish policies under the Annual Plan, amend the Plan, select Participants, establish Performance Goals, make awards or terminate the Annual Plan, in its sole discretion. With respect to any participant who is a person referred to in
Section 162(m) of the Code, the Committee has the discretion to decrease the amount of an award payment under the Annual Plan, but may not under any circumstances increase such amount.

    PLAN AMENDMENT AND TERMINATION. The Committee may amend, suspend or terminate the Annual Plan at any time, with or without advance notice to Plan Participants but no amendment to the plan will be effective that would increase the maximum amount that may be paid to a Plan Participant, that would change the stated Performance Goal criteria or that would modify the requirements as to eligibility for participation, unless the stockholders of the Company approve the change in accordance with the requirements of Section 162(m). The plan may be amended, modified or terminated after a change of control in limited circumstances.

    EFFECTIVE DATE OF THE PLAN. The Annual Plan is currently in effect and first became effective on August 15, 1995. Any amendment to the Annual Plan is effective on the date established by the Committee, subject to stockholder approval. The amendments now being proposed for stockholder approval are effective as of November 1, 1997, subject to stockholder approval.

    PLAN BENEFITS. The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the named executive officers and executive officers and officers who are not executive officers under the Annual Plan as amended are not presently determinable because award payments, if any, will be dependent upon Company performance, participants will change from year to year and the plan does not have a fixed termination date. Amounts received by Mr. Melrose and the officers named in the Summary Compensation Table (the "named executive officers") during Fiscal 1997 are set forth in that table on page 11. Amounts received by or allocated to current executive officers as a group during Fiscal 1997 equaled $599,923. Amounts received by or allocated to all employees, including officers who are not executive officers, as a group, during Fiscal 1997 equaled $890,542. Directors who are not executive officers and employees of the Company do not receive benefits under the Annual Plan. Subject to the limitations imposed by Section 162(m), the Committee may amend the Annual Plan so that the allocation of benefits may be altered and costs may be increased.

                               BOARD OF DIRECTORS

    Under the Company's Certificate of Incorporation, the Toro Board may be comprised of between eight and eleven directors. The Board currently has fixed the number of directors at ten.

    The Board is divided into three classes, with each class elected in a different year for a term of three years. The four nominees for election at the 1998 Annual Meeting--Robert C. Buhrmaster, Winslow H. Buxton, Robert H. Nassau and Christopher A. Twomey. All nominees have consented to serve if elected.

    The Board held six meetings during Fiscal 1997. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served.

    The following information with respect to business experience of nominees for election to the Board and the continuing directors has been furnished by the respective directors or nominees or obtained from the records of the Company.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS (TERM ENDING AFTER FISCAL 2000).

    ROBERT C. BUHRMASTER, AGE 50. President and Chief Executive Officer since March 1994, Jostens, Inc., Minneapolis, Minnesota (consumer manufacturing). Served as President and Chief Operating Officer from June 1993 to March 1994, as Executive Vice President from December 1992 to June 1993. Served in various capacities at Corning, Inc. for 18 years, serving as Senior Vice President of Strategy and Business Development immediately prior to joining Jostens, Inc. First elected to the Toro Board in March 1996, he is a member of the Audit Committee and the Executive Committee. Mr. Buhrmaster is a director of Jostens, Inc.

    WINSLOW H. BUXTON, AGE 58. Chairman of the Board of Directors since January 1993 and President and Chief Executive Officer since August 1992, Pentair, Inc., Saint Paul, Minnesota (diversified manufacturer). From August 1990 to August 1992 he served as Chief Operating Officer. First elected to the Toro Board in January 1998. Mr. Buxton is a director of Bemis Company, Inc. and Pentair, Inc.

    ROBERT H. NASSAU, AGE 56. President and Chief Executive Officer since January 1, 1997, St. Raymond Wood Products Holding Limited, Boston, Massachusetts (wood manufacturing). From September 1994 to December 1996 he served as Senior Vice President Ply Gem Industries, Inc., New York, New York and President and CEO of the Goldenberg Group, its wholly-owned subsidiary. Also, President and Chief Executive Officer, Allied Plywood Corporation, Concord, Massachusetts, a wholly-owned subsidiary of Ply-Gem Industries, Inc. (wood distribution) from July 1991 to December 1996. First elected to the Toro Board in 1988, he is a member of the Compensation Committee and the Nominating Committee.

    CHRISTOPHER A. TWOMEY, AGE 49. President and Chief Executive Officer since January 1986, Arctic Cat Inc., Thief River Falls, Minnesota (recreational vehicle manufacturer). Served as an executive officer in various capacities since 1983. First elected to the Toro Board in January 1998. Mr. Twomey is a director of Arctic Cat Inc. and a Community Board Member, Norwest Bank Minnesota West, N.A.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE (TERM ENDING AFTER FISCAL
  1998).

    RONALD O. BAUKOL, AGE 60. Executive Vice President, International Operations since May 1995, Minnesota Mining and Manufacturing Company (3M), Saint Paul, Minnesota (manufacturing). Served as Vice President, Asia Pacific, Canada and Latin America from February 1994 to April 1995, and as Vice President, Asia Pacific from July 1991 to February 1994. First elected to the Toro Board in December 1995, he is a member of the Executive Committee and the Nominating Committee. Mr. Baukol is a director of Graco, Inc. and Minnesota Mining and Manufacturing Company.

    ALEX A. MEYER, AGE 66. Retired. From January 1986 through April 1992 served as Senior Vice President of Amana Refrigeration, Inc., a subsidiary of Raytheon, Inc., Amana, Iowa (manufacturing). First elected to the Toro Board in 1986, he is a member of the Audit Committee and the Compensation Committee.

    DALE R. OLSETH, AGE 67. President and Chief Executive Officer since November 1986, SurModics, Inc. (formerly BSI Corporation), Eden Prairie, Minnesota (surface modification). First elected to the Toro Board of Directors in 1980, he is Chair of the Compensation Committee and a member of the Audit Committee and the Executive Committee. Mr. Olseth is a director of Graco, Inc.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE (TERM ENDING AFTER FISCAL
  1999).

    JANET K. COOPER, AGE 44. Vice President, Treasurer and Tax since July 1997, The Quaker Oats Company, Chicago, Illinois (foods and beverages). She previously served as Vice President and Treasurer from July 1992 to July 1997 and as Assistant Treasurer from March 1990 to July 1992. First elected to the Toro Board in 1993, she is Chair of the Audit Committee and a member of the Compensation Committee. Ms. Cooper is a director of Midwest Region Advisory Board of Awkwright Insurance Company.

    KENDRICK B. MELROSE, AGE 57. Chairman of Toro since December 1987 and Chief Executive Officer of Toro since December 1983. Employed by Toro since 1970. First elected to the Toro Board in February 1981. Mr. Melrose is also Chair of the Executive Committee and an ex-officio member of the Nominating Committee. Mr. Melrose is a director of SurModics, Inc., Donaldson Company, Inc., Jostens, Inc. and The Valspar Corporation.

    EDWIN H. WINGATE, AGE 65. Retired. From June 1980 through August 1997 served as Senior Vice President--Personnel, Dayton Hudson Corporation, Minneapolis, Minnesota (retailing). First elected to the Toro Board in 1989, he is Chair of the Nominating Committee and a member of the Executive Committee.

COMMITTEES OF THE BOARD

    To assist in carrying out its duties, the Board has delegated certain authority to the following four standing committees:

    EXECUTIVE COMMITTEE. Its function is to exercise all of the powers and authority of the Board, including the power to declare dividends on the Company's Common Stock, during intervals between meetings of the Board. No meetings of the committee were held during Fiscal 1997.

    AUDIT COMMITTEE. Members are not employees of the Company ("outside directors"). It assists the Board in overseeing the Company's accounting controls and policies and financial reporting practices. Its functions include making recommendations regarding the selection, retention or termination of the Company's independent auditors; review of the professional services, proposed fees and independence of the auditors; review with the independent auditors of matters such as the scope of the audit and authorization for special reviews or audits; review of internal auditing procedures and the adequacy of internal controls; and review of policies and practices regarding conflict of interest and compliance with applicable laws. Two meetings of the committee were held during Fiscal 1997.

    COMPENSATION COMMITTEE. All members are outside directors. Its functions include study and analysis of and recommendations to the Board concerning specific and general matters of management compensation; periodic review of management compensation policies and practices, incentive compensation plans and officer salary adjustments; making incentive compensation awards and setting base salaries for officers referred to in Section 162(m) of the Code; and administrative oversight of stock option plans and other incentive and compensation plans. Two meetings of the committee were held during Fiscal 1997.

    NOMINATING COMMITTEE. All members are outside directors (except that the Chief Executive Officer serves as an ex-officio non-voting member). Its functions include determining an appropriate size and composition of the Board; considering qualifications of prospective Board member candidates, including stockholder recommendations; conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board; reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities; consideration of nominees recommended by stockholders who comply with the procedures set forth in the Company's Bylaws, described on page 22; and determining whether any prospective member of the Board has any economic or familial relationship with the Company or its directors or employees which may impair the member's suitability for such service. The Committee also has responsibility to monitor current members of the Board in light of the same guidelines used to select candidates, and to direct the activities of the Board and management in matters of corporate governance. One meeting was held during Fiscal 1997.

BOARD COMPENSATION

    GOAL. Toro's compensation for directors attempts to link a director's compensation with stockholder interests. The compensation includes the components described below. The compensation described is paid only to directors who are not Toro employees.

FEES.      - Annual retainer fee                    $15,000
           - Fee or each committee meeting          $1,000, with a limit of one
           attended                                 committee meeting fee for
                                                    committee meetings held in a
                                                    single day

    A director may receive the annual retainer fee and meeting fees in cash or shares of Common Stock, or a combination of both.

    COMMON STOCK AND OPTION GRANT.

    - Annual grant of Common Stock having a $5,000 market value (valued at the average of the closing prices of Common Stock during the three months prior to award).

    - Annual grant of an option to purchase 1,000 shares of Common Stock (with an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant).

Both grants are made under The Toro Company 1992 Directors Stock Plan.

    OTHER. The Company supplies directors with Toro products for their personal use.

    DEFERRED COMPENSATION PLAN. An outside director may elect to defer receipt of any portion of or all Board compensation until a future date or until the occurrence of specified events, including disability or death, resignation, retirement or other termination from the Board. The Board may accelerate distribution of deferred amounts in its discretion. Deferred amounts are commingled with the Company's general operating funds and earn interest at the average prime rate charged by First Bank National Association, Minneapolis, Minnesota (8.25% to 8.5% in Fiscal 1997).

    Upon occurrence of a threat of or actual change of control of the Company (as defined in the plan), or upon election by a qualified participant to direct investment of the participant's account, the Company will transfer to a trust an amount in cash equal to the total amount of all accrued compensation and interest for all participants or for the electing participant, as the case may be. Amounts deferred will be paid to the director at retirement or other time permitted by the plan.

    RETIREMENT PLAN. Under a retirement plan, an outside director who was a member of the Board of Directors prior to December 1995, who has completed five years of service and who ceases to be a member of the Board of Directors for any reason is entitled to receive, for a period of years equal to the number of full years the director served on the Board but not more than ten years, an annual payment equal to the full amount paid as an annual retainer at the date of termination. Beginning in December 1995, that annual payment was limited to $12,000 annually and payments to new directors are limited to an amount equal to 50% of the amount paid as an annual retainer at the date of termination. In the event of the death of a director who qualifies for the plan, the retirement benefit will be paid to the director's beneficiary.

    INDEMNIFICATION. Each director is a party to an indemnification agreement that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and the Company's Certificate of Incorporation (regardless of, among other things, any amendment to or revocation of the Certificate of Incorporation, any change in the composition of the Board of Directors or the occurrence of any acquisition of the Company) and of continued coverage under the Company's directors and officers liability insurance, to the extent it is maintained.

                          STOCK OWNERSHIP INFORMATION

    The following table shows how much Toro Common Stock each of the directors and nominees, the Chief Executive Officer and the four other most highly compensated executive officers (the named executive officers) beneficially owned as of January 19, 1998. The table also shows beneficial ownership by holders of more than 5% of the Common Stock and by all directors and executive officers as a group.

                                                              AMOUNT AND
                                                                NATURE
                                                                  OF
                                   NAME OF                    BENEFICIAL      PERCENT
TITLE OF CLASS               BENEFICIAL OWNER(1)              OWNERSHIP      OF CLASS
-----------------  ----------------------------------------  ------------  -------------
Common Stock       Franklin Resources, Inc.                      676,800(2)         5.3%
                   777 Mariners Island Blvd.
                   San Mateo, CA 95504
Common Stock       KPM Investment Management, Inc.               668,525(3)         5.2%
                   10250 Regency Circle
                   Omaha, NE 68114
Common Stock       Ronald O. Baukol                                2,391(4)       *
                   Robert C. Buhrmaster                            2,781(4)       *
                   Winslow H. Buxton                                   0         *
                   Janet K. Cooper                                 3,339(4)       *
                   Charles B. Lounsbury                           55,283(4)       *
                   J. David McIntosh                              71,967(  (5)       *
                   J. Lawrence McIntyre                           29,511(4)       *
                   Kendrick B. Melrose                           602,900(4)         4.5%
                   Karen M. Meyer                                 31,186(4)       *
                   Alex A. Meyer                                   3,931(4)       *
                   Robert H. Nassau                                3,152(4)       *
                   Edwin H. Wingate                                4,280(4)       *
                   Dale R. Olseth                                  8,733(4)       *
                   Christopher A. Twomey                               0         *
Common Stock       All directors & executive officers as a       821,174(  (5)         7.1%
                   group (21 persons)

------------------------

 * Less than 1% of the outstanding shares of Common Stock.

(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares which such person has the right to acquire within 60 days.

(2) According to a Schedule 13G dated February 12, 1997, one or more closed-end investment companies or other managed accounts which are advised by certain investment advisory subsidiaries of Franklin Resources, Inc. ("FRI") beneficially own an aggregate of 676,800 shares of the Company's Common Stock, as to which such subsidiaries may be deemed to be the beneficial owner. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI, so that FRI and such individuals may be deemed to be the beneficial owner of all of such shares of the Company's Common Stock. FRI, such individuals and the subsidiaries of FRI disclaim any economic interest in or beneficial ownership of the Common Stock.

(3) According to a Schedule 13G dated February 3, 1997, KPM Investment Management, Inc., an investment advisor, represents numerous discretionary accounts and as such beneficially owns 668,525 shares of the Company's Common Stock, with respect to which it has sole voting and dispositive power.

(4) Includes shares that may be acquired upon exercise of stock options within 60 days and shares allocated under employee benefit plans. Stock options exercisable in 60 days for each of the named directors and executive officers are as follows: Ronald O. Baukol 1,000 shares, Robert C. Buhrmaster 1,000 shares, Janet K. Cooper 2,000 shares, Alex A. Meyer 1,000 shares, Robert H. Nassau 2,000 shares, Dale R. Olseth 2,000 shares, Edwin H. Wingate 2,000 shares, Kendrick B. Melrose 440,638 shares, Charles B. Lounsbury 48,182 shares, J. David McIntosh 49,990 shares, J. Lawrence McIntyre 25,004 shares, Karen M. Meyer 24,736 shares and all other executive officers as a group 118,620 shares.

(5) Includes 1,720 shares held in benefit plans by the spouse of Richard R. Pollick, an executive officer, and 439 shares held of record by Mr. McIntosh's spouse as custodian for children. Mr. McIntosh disclaims beneficial ownership of these shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The rules of the Securities and Exchange Commission require disclosure by the Company of the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports received by the Company, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during Fiscal 1997.

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

    The table below shows the compensation for the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on October 31, 1997, for the last three fiscal years and for the three-month Transition Period ended October 31, 1995 ("TP95"). (The Transition Period was a result of a change of fiscal year end from July 31 to October 31.)

                                                                                         LONG TERM COMPENSATION
                                                                          ----------------------------------------------------
                                             ANNUAL COMPENSATION                                      PAYOUTS
                                     -----------------------------------           AWARDS           -----------
                                                           OTHER ANNUAL   ------------------------     LTIP        ALL OTHER
NAME AND PRINCIPAL                    SALARY      BONUS    COMPENSATION   RESTRICTED     OPTIONS      PAYOUTS    COMPENSATION
POSITION                   YEAR         ($)      ($)(1)       ($)(2)      STOCK($)(3)    (#)(4)       ($)(5)        ($)(6)
----------------------  -----------  ---------  ---------  -------------  -----------  -----------  -----------  -------------
Kendrick B. Melrose          1997      541,859    186,264    1,188,463             0       40,054      302,682       141,546
  Chairman of the            1996      438,337(7)   256,669     673,373            0       20,062      361,390       157,106
  Board & Chief              TP95      101,625(7)   189,938     643,632            0       29,028           (8)          285
  Executive Officer          1995      380,000(7)   420,000   1,204,329      499,993       50,255      427,964       139,146

Charles B. Lounsbury         1997      261,837     69,845       34,381             0       12,907       73,131        41,984
  Group Vice President       1996      223,754     68,491            0             0        2,123       39,381        33,163
                             TP95       52,155     33,901       33,696             0        9,686           (8)          119
                             1995      205,752    128,904       12,710             0       11,802       45,862        37,786

J. David McIntosh            1997      261,837     69,125      242,136             0       11,970       73,131        50,237
  Group Vice President       1996      215,328     83,729      281,971             0        2,026       37,878        37,380
                             TP95       50,124     32,581      305,299             0        8,238           (8)          115
                             1995      195,246    136,672       30,702             0        9,750       43,520        42,461

J. Lawrence McIntyre         1997      189,670     52,159      191,086             0        8,324       37,082        35,133
  Vice President,            1996      179,585     71,834       65,000             0        1,754       31,607        23,241
  Secretary & General        TP95       44,287     28,787       24,336             0        8,224           (8)            0
  Counsel                    1995      170,004    119,003       13,252             0        9,974       37,894             0

Karen M. Meyer               1997      160,519     44,143       24,265             0        7,009       31,381        23,383
  Vice President,            1996      150,677     60,271      108,382             0        1,469       26,519         9,995
  Human Resources &          TP95       37,113     24,123       39,829             0        6,891           (8)            0
  Administration             1995      142,452     99,716       16,894             0        8,358       31,752        27,907

------------------------

(1) Amounts indicated include payments made or deferred at the election of the officer pursuant to the Annual Management Incentive Plan, as in effect for Fiscal 1997 and Fiscal 1996, and the 1995 Annual Management Incentive Plan. Bonus amounts paid under the Annual Management Incentive Plan for Fiscal 1997 are based on an earnings per share (EPS) goal. See the Compensation Committee Report. Amounts for the Transition Period reflect bonus awards made in lieu of awards under the Annual Management Incentive Plan and were based on achievement of a target EPS goal established by the Committee. These amounts also include bonus payments for the Transition Period in lieu of an award under the Continuous Performance Award Plan, which amounts are not included under the LTIP Payouts column.

(2) Includes the dollar value of the difference between the fair market value and the option exercise price (before payment of applicable income taxes) on stock options exercised. Fair market value is based on the closing price on the New York Stock Exchange as reported in THE WALL STREET JOURNAL on the date of exercise or actual sale price. The value of executive perquisites otherwise reportable as Other Annual Compensation did not exceed $50,000 or 10% of the compensation reported in the table for any named individual. Also includes dollar value of above-market interest accrued on deferred compensation during the fiscal year for Mr. McIntosh and Ms. Meyer.

(3) Amount reflects the value, as of the date of award, of 17,467 shares awarded to Mr. Melrose on July 31, 1995 under the Chief Executive Officer Succession Incentive Plan which was approved by stockholders in 1994. Restricted stock is subject to performance-based conditions on vesting which, if not met, will result in forfeiture of shares. The shares vest 15% not later than July 31, 1998, 15% not later than October 31, 2000 and 70% not later than October 31, 2003, but only if Mr. Melrose achieves performance goals related to planning for and implementing a plan for his succession. The shares had a value of $746,714 at October 31, 1997. All shares of restricted stock are held by the Company until performance goals have been achieved or other restrictions lapse. Dividends will be paid, if declared, on all shares of restricted stock reported and Mr. Melrose may vote the shares. Amounts shown in the Summary Compensation Table and in this note are calculated by multiplying the closing price of one share of Common Stock on the New York Stock Exchange as reported in THE WALL STREET JOURNAL on the relevant date times the number of shares. Under the plan, the Company also granted Mr. Melrose performance units. See the Compensation Committee Report.

(4) Includes options granted pursuant to The Toro Company 1993 Stock Option Plan, The Toro Company 1989 Stock Option Plan and the Continuous Performance Award Plan. Options under the Continuous Performance Award Plan are subject to cancellation or reduction in the number of shares covered in the event the Company does not achieve its long-term performance goals. The number of shares covered by each such option was reduced with respect to each of Fiscal 1997, 1996 and 1995.

(5) Amounts reflect payments made pursuant to the Continuous Performance Award Plan based on the Company's return on beginning equity ("ROBE") performance relative to its peer group of businesses for the three year performance period ending with Fiscal 1997. For a more detailed description of the plan and awards, see Long-Term Incentive Compensation and the Compensation Committee Report.

(6) Amounts include Company contributions to defined contribution retirement plans and the Company's Matching Stock Plan (which terminated on July 31, 1995 and was replaced by a similar feature in The Toro Company Investment and Savings Plan) and allocations to the Company's Employee Stock Ownership Plan. Also includes amounts accrued pursuant to the Company's Supplemental Management Retirement Plan for executive officers who receive annual compensation of $150,000 or more. Participants' accounts are credited with an amount equal to the difference between the aggregate amount that would have been allocated to tax-qualified profit-sharing and other defined contribution plans without regard to limitations imposed by the Code, and the aggregate amount of contributions actually allocated ("top hat accounts"). Also includes dollar values of above-market interest accrued during the fiscal year on top hat accounts for each named executive officer. Although deferred funds remain a part of the general assets of the Company, upon occurrence of a threat of or actual change of control of the Company (as defined in the plan), or upon election by a qualified participant to direct investment of the account, the Company will transfer to a trust an amount in cash equal to the total amount of all accrued benefits for all participants (or for the electing participant, as the case may be). Because the Company's benefit plans operate on a calendar year basis, amounts shown for Fiscal 1997 may have been accrued with respect to the prior fiscal year.

(7) Amount reflects the effect of the $100,000 salary reduction, noted in the Compensation Committee Report.

(8) Amounts paid as long-term incentive payments with respect to the Transition Period are included in the amount in the Bonus column. See note (1).

                                 STOCK OPTIONS

    The following table shows options granted under the Company's stock option plans during Fiscal 1997.

                                         INDIVIDUAL GRANTS
                      --------------------------------------------------------
                                       PERCENT OF
                        NUMBER OF         TOTAL                                               POTENTIAL REALIZABLE VALUE AT
                         SHARES          OPTIONS       EXERCISE      MARKET                   ASSUMED ANNUAL RATES OF STOCK
                       UNDERLYING      GRANTED TO         OR        PRICE ON                  PRICE APPRECIATION FOR OPTION
                         OPTIONS        EMPLOYEES        BASE        DATE OF                              TERM
                         GRANTED           IN          PRICE ($     GRANT ($    EXPIRATION   -------------------------------
NAME                     (#)(1)        THE PERIOD     PER SHARE)   PER SHARE)      DATE        0%(2)      5%(2)     10%(2)
--------------------  -------------  ---------------  -----------  -----------  -----------  ---------  ---------  ---------
Kendrick B. Melrose        18,366(3)         7.48   %   $32.3115     $34.2500      3/15/00     $35,602   $134,754   $243,813
                           21,688            8.83   %   $33.8750     $33.8750     11/19/01          $0   $202,979   $448,530

Charles B. Lounsbury        4,457  (3)         1.82   %   $32.3115   $34.2500      3/15/00      $8,640    $32,702    $59,168
                            8,450            3.44   %   $33.8750     $33.8750     11/19/01          $0    $79,084   $174,755

J. David McIntosh           4,457  (3)         1.82   %   $32.3115   $34.2500      3/15/00      $8,640    $32,702    $59,168
                            7,513            3.06   %   $33.8750     $33.8750     11/19/01          $0    $70,314   $155,377

J. Lawrence McIntyre        2,250  (3)         0.92   %   $32.3115   $34.2500      3/15/00      $4,362    $16,509    $29,869
                            6,074            2.47   %   $33.8750     $33.8750     11/19/01          $0     56,847    125,617

Karen M. Meyer              1,895  (3)         0.77   %   $32.3115   $34.2500      3/15/00      $3,673    $13,904    $25,157
                            5,114            2.08   %   $33.8750     $33.8750     11/19/01          $0    $47,862   $105,763

------------------------

(1) Options are granted pursuant to the 1989 Stock Option Plan and the 1993 Stock Option Plan (the "plans"). The plans are administered by the Compensation Committee which selects employees to whom options are granted. The exercise price of each incentive and nonqualified stock option is equal to 100% of the fair market value of the Common Stock on the date of grant, except for performance-based stock options, such as those granted in connection with the Continuous Performance Award Plan, for which the exercise price is an average and on the date of grant could be higher or lower than fair market value. The options are not transferable except by will or the laws of descent and distribution. Options granted under the plans, except those granted in connection with the Continuous Performance Award Plan, may be exercised immediately after the date of grant, generally for a period of five years, using cash, stock or a cashless method through a broker. Most options are subject to cancellation upon termination of the option holder's employment; however, some nonqualified stock options may be exercised for up to four years following retirement at or after age 60, but not later than the expiration date of the option.

(2) Hypothetical potential gains from options granted in Fiscal 1997. The hypothetical gains are based entirely on assumed annual growth rates selected by the Securities and Exchange Commission over the five year option term. Actual gains, if any, on stock option exercises depend on the future market performance of the Company's Common Stock. Since there is no means of accurately predicting the future price of the Company's Common Stock, the future values shown are for illustrative purposes only.

(3) Options granted in connection with the Continuous Performance Award Plan. The number of shares is subject to reduction if performance goals are not achieved under the plan. Options are expected to become exercisable in December 1999, after the Company first makes a public announcement of its earnings for Fiscal 1999. The option will expire 90 days later. For more information, see the Compensation Committee Report.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                       AND FISCAL YEAR-END OPTION VALUES

    The following table summarizes stock options exercised by the named executive officers during Fiscal 1997 and the total number of options held by each listed individual as of the end of Fiscal 1997.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                        OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                           SHARES                         PERIOD END(#)          FISCAL PERIOD END($)(1)
                         ACQUIRED ON      VALUE     --------------------------  --------------------------
NAME                     EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------  -------------  -----------  -----------  -------------  -----------  -------------
Kendrick B. Melrose          52,479    $ 1,174,386     397,292        60,322    $ 9,921,119   $   859,465(2)

Charles B. Lounsbury          2,065    $    33,298      33,991         8,927    $   510,127   $   117,750(2)

J. David McIntosh            10,677    $   240,767      28,808         8,615    $   427,209   $   112,488(2)

J. Lawrence McIntyre         14,385    $   196,431      14,298         5,942    $   166,987   $    82,313(2)

Karen M. Meyer                1,391    $    23,660      12,005         4,988    $   140,138   $    68,065(2)

------------------------

(1) Difference between October 31, 1997 closing price on the New York Stock Exchange ($42.75) and option exercise price (before payment of applicable income taxes).

(2) Includes options subject to reduction in number of shares or expiration if performance goals are not achieved under Continuous Performance Award Plan.

                        LONG-TERM INCENTIVE COMPENSATION

    The following table shows awards of long-term incentive compensation made under the Company's Continuous Performance Award Plan to the named executive officers during Fiscal 1997. Amounts paid pursuant to the Continuous Performance Award Plan during Fiscal 1997 are set forth in the Summary Compensation Table which appears elsewhere in this Proxy Statement.

                                                                               ESTIMATED FUTURE PAYOUTS UNDER
                                                                               NON-STOCK PRICE-BASED PLANS(3)
                                                    PERFORMANCE OR OTHER     -----------------------------------
                       NUMBER OF SHARES, UNITS   PERIOD UNTIL MATURATION OR   THRESHOLD    TARGET      MAXIMUM
NAME                     OR OTHER RIGHTS(#)                PAYOUT             ($ OR #)    ($ OR #)    ($ OR #)
--------------------  -------------------------  --------------------------  -----------  ---------  -----------
Kendrick B. Melrose          1 Award(1)              3 fiscal years(2)        $  16,123   $ 466,119   $ 606,137
                       Option (18,366 shares)

Charles B. Lounsbury         1 Award(1)              3 fiscal years(2)            4,511     130,406     169,579
                        Option (4,457 shares)

J. David McIntosh            1 Award(1)              3 fiscal years(2)            4,511     130,406     169,579
                        Option (4,457 shares)

J. Lawrence McIntyre         1 Award(1)              3 fiscal years(2)            1,974      57,082      74,229
                        Option (2,250 shares)

Karen M. Meyer               1 Award(1)              3 fiscal years(2)            1,695      49,011      63,734
                        Option (1,895 shares)

------------------------

(1) An award is the right to receive designated target percentages of annual salary at the end of the three year performance period if the Company achieves financial performance objectives based on return on beginning equity relative to the Company's peer group of competitors. No award is paid if the Company's three year ROBE is in the lowest quartile compared to its peer group. The value of an award is based on a participant's base compensation estimated to be paid during the last fiscal year of an award term multiplied by an individual participation factor established by the plan or determined by the Compensation Committee within a range set by the plan. The factor is intended to reflect the participant's ability to implement policy decisions which influence the financial results of the Company or its divisions or subsidiaries. Each award recipient also receives an option to purchase the number of shares of the Company's Common Stock shown, if performance goals are achieved. The options are the same options reported in the Stock Option table on page 13. See the Compensation Committee Report for additional information on the Continuous Performance Award Plan.

(2) The three year performance period includes Fiscal 1997, 1998 and 1999.

(3) Calculated pursuant to the Continuous Performance Award Plan based on estimated Fiscal 1999 salaries.

EMPLOYMENT AGREEMENTS

    Each of the executive officers, including those named in the Summary Compensation Table, is a party to a change of control employment agreement adopted in Fiscal 1995 (the "Agreements"). The Agreements are operative only upon the occurrence of a "change in control", which includes substantially those events described below. Absent a change in control, the Agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits.

    Each Agreement provides that for three years after a change in control, there will be no adverse change in the executive's salary, bonus, opportunity, benefits or location of employment. If during this three year period the executive's employment is terminated by the Company other than for cause, or if the executive terminates his employment for good reason (as defined in the Agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payments through the date of termination and, except in the event of death or disability, a lump sum severance payment ("Lump Sum Payment") equal to three times the sum of base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, an additional payment ("gross-up") is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Code had been imposed.

    Generally, and subject to certain exceptions, a change in control is deemed to have occurred if: (1) a majority of Toro's Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (2) another party becomes the beneficial owner of at least 20% of Toro's outstanding voting stock; or (3) Toro's stockholders approve a definitive agreement or plan to merge or consolidate Toro with another party (other than certain limited types of mergers), exchange shares of voting stock of Toro for shares of another corporation pursuant to a statutory exchange, sell or otherwise dispose of all or substantially all of Toro's assets, or liquidate or dissolve Toro.

    If a change in control of the Company had occurred at the commencement of the 1998 calendar year (January 1, 1998) and had resulted in the involuntary termination of the named executives at such time or the termination by such executives for good reason, the Lump Sum Payment to be made under such Agreements to those executive officers named in the Summary Compensation Table above in the aggregate would have been approximately $7,063,995. The Company has also established a trust for the benefit of these officers which, in the event of a threatened or actual change of control, will be funded in an amount equal to the Company's accrued liability related to such Agreements.

                               PERFORMANCE GRAPH

    The following graph depicts total cumulative stockholder return (assuming reinvestment of dividends) of the Company's Common Stock, the S&P 500 Index and an industry peer index for the preceding five fiscal years commencing with Fiscal 1993. The industry peer index is based on the Fortune 500 Industrial and Farm Equipment Index which is comprised of the companies listed below.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF FIVE YEAR TOTAL RETURN AMONG
The Toro Company, S&P 500, and Peer Group
                                              The Toro Co    S&P 500    Peer Group
1992                                                 $100       $100          $100
1993                                                 $184       $115          $143
1994                                                 $205       $119          $158
1995                                                 $217       $151          $174
1996                                                 $239       $187          $226
1997                                                 $330       $247          $309
Fiscal Year Ending October 31,

    This graph assumes $100 invested on November 1, 1992 in the Company's Common Stock, the S&P 500 Index and the peer group index.

        The peer group includes: York International Corporation, Briggs & Stratton Corporation, Stewart & Stevenson Services, Inc., Dover Corporation, Cummins Engine Company, Inc., Cincinnati Milacron, Inc., Harnischfeger Industries Inc., Crane Co., Tecumseh Products Company, Ingersoll-Rand Company, NACCO Industries, Inc., Parker-Hannifin Corporation, Terex Corporation, Dresser Industries Inc., Aeroquip-Vickers Inc. (formerly Trinova Corporation), Deere & Company, Timken Company, Baker-Hughes Incorporated, Caterpillar Inc., The Black & Decker Corporation, American Standard Companies, Inc., Western Atlas Inc., AGCO Corporation, Kennametal Inc., The Lincoln Electric Company, Teleflex, Detroit Diesel Corporation and Case Corporation, as well as the Company. New companies added were Cooper Cameron Corporation, Lam Research Corporation, Smith International, Inc. and Nortek, Inc.

    Neither the Compensation Committee Report nor this Performance Graph shall be deemed to be "soliciting material" or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that Act.

                         COMPENSATION COMMITTEE REPORT

    This report is furnished by Toro's Compensation Committee, which establishes compensation policies and administers compensation plans for executive officers of the Company. The Committee reviews and considers the recommendations of management and compensation consultants in connection with establishing compensation policies.

    For many years, the Company's compensation plans have aligned total compensation for Toro's executive officers and other employees with the financial performance of the Company. If incentive compensation tied to financial performance is not earned, total compensation will be below market levels for companies with revenues comparable to the Company's. In order for executives to be paid the highest levels of incentive compensation, the Company must not only exceed its own goals, it must also perform well financially relative to its peer group competitors (33 companies including the Company, comprising the Fortune 500 Industrial and Farm Equipment Group) (the "peer group").

    Since Fiscal 1990, Toro stockholders have approved two stock option plans, a long-term bonus plan based on return on beginning equity ("ROBE") performance and, most recently, an annual bonus plan tied to corporate, and in some cases division, performance. During this seven year period, the Company's annual earnings per share have grown from $0.84 for Fiscal 1990 to $3.05 for Fiscal 1997 (before an extraordinary item and one-time charge) and its stock price rose from $12.75 at October 31, 1990 to $42.75 on October 31, 1997. The Committee therefore believes that its compensation policies have been effective and intends to continue the policies in substantially the same manner as in the recent past, with a few modifications described in this report.

NEW STOCK OWNERSHIP GUIDELINES

    At its November 1997 meeting, the Committee adopted guidelines to encourage accumulation and retention of Toro Common Stock by all officers of the Company, including the named executive officers. The guidelines are stated as a multiple of executives' base salaries, as follows: Chief Executive Officer-- 5 times, Chief Operating Officer/Group Vice Presidents--3 times, Corporate Officers and Vice Presidents--2 times. The recommended time period for reaching the guideline is five years. The Committee will review compliance with the policy on an annual basis. In order to assist officers in achieving the guidelines, the Committee recommended, and the Board approved, an amendment to the Annual Management Incentive Plan ("Annual Plan") to add a stock retention award feature. That amendment is submitted to stockholders for approval in Proposal Three in this Proxy Statement.

GENERAL POLICIES

    While the policies of the Company are designed to compensate executive officers for personal performance, a substantial portion of annual compensation, especially that of the Chief Executive Officer, is designed to align the financial interests of the individual executive officer with those of Company stockholders, by making certain components of compensation contingent upon the financial performance of the Company. The Company's compensation program for executive officers as well as other key management employees continues to be composed of both cash and equity-based compensation.

    Cash compensation consists of base salary and the potential for both annual and long-term incentive bonuses under the Annual Plan and the Continuous Performance Award Plan, respectively. Payment of compensation under the two incentive plans is dependent upon the financial performance of the Company, although the Committee has recommended, and the Board is seeking stockholder approval of adding supplemental individual performance goals under the Annual Plan. See Proposal Three in this Proxy Statement. Equity-based compensation in the form of stock options constitutes an additional component of long-term incentive compensation. Options are granted under the Company's two stock option plans as well as in connection with the Continuous Performance Award Plan. Under proposed amendments to the

Annual Plan, selected award recipients would have the right to convert a portion of the annual cash award payment to Common Stock or units and to receive additional matching shares or units.

BASE SALARY

    Base salaries for executive officers, including the Chief Executive Officer, are initially established and thereafter are reviewed at least annually by the Committee. Based on independent evaluation by professional compensation consulting firms retained by the Company, a base salary range for each executive position is established, reflecting median base salaries for similar positions in businesses with revenues comparable to those of the Company. Some of these companies are in the Company's peer group index for the Performance Graph on page 16. However, the Company relies on a broader group of companies for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than its business peer group.

    A base salary for each executive is set within the market range established for the position by considering the experience and individual performance of the executive. For Fiscal 1997, base salaries for executive officers were within the middle one-third of the market range. Mr. Melrose's salary with respect to Fiscal 1997 was set at $541,859, based on the same method used in establishing other executive officers' base salaries. Fiscal 1997 was the first year since Fiscal 1992 that Mr. Melrose's established base salary did not reflect the effect of a $100,000 per year reduction made in exchange for a ten year salary replacement option to purchase 300,000 shares of the Company's Common Stock, which had been agreed on by the Committee and Mr. Melrose to increase the "at risk" portion of Mr. Melrose's total compensation.

    The Committee conducts a performance evaluation of Mr. Melrose on an annual basis. The other named executive officers receive evaluations by Mr. Melrose, which are used by the Committee in establishing base salaries.

INCENTIVE COMPENSATION

    An executive of the Company will earn total compensation that is market competitive only if incentive compensation is earned. In order to earn incentive compensation sufficient to bring total compensation to average market levels, Company financial performance targets must be achieved. If those targets are exceeded, incentive compensation can cause total compensation to be above market levels.

    The incentive components of compensation are intended to encourage achievement of both short-term and long-term objectives. Short-term performance is evaluated using performance goal criteria selected annually by the Committee from among those authorized in the Annual Plan, as approved by stockholders. Long-term performance has traditionally been evaluated by reference to the Company's return on beginning equity (ROBE) on a relative basis compared with the performance of the peer group over a three year period. In Fiscal 1996, net income growth was approved by stockholders as an additional measure of long-term performance for awards granted in November of 1995. In Fiscal 1997, net income growth was again removed, with stockholder approval, as a measure of long-term performance for awards granted in November of 1996 with respect to the performance award term including Fiscal 1997, 1998 and 1999, and future periods.

    For Fiscal 1997, 47.4% of Mr. Melrose's total cash compensation was comprised of incentive payments under the Company's short-term and long-term incentive plans, and his total cash compensation was at the 86% level compared to total cash compensation paid to chief executive officers in businesses with revenues comparable to the Company's. If the Company had not met any of its performance goals and Mr. Melrose had received no incentive payments, his total cash compensation would have equaled only 45% of such average market levels.

    ANNUAL CASH INCENTIVE COMPENSATION. Under the Company's stockholder-approved Annual Plan, executive officers and other key employees are eligible to receive an annual cash bonus based on a percentage of base salary (determined by the executive officer's position) and the Company's achievement of performance goals and, for certain participants, division performance. If performance goals are exceeded, award amounts increase up to a pre-established maximum (not more than 175% of the target award amount), but if goals are not met, awards are reduced or not paid at all. Proposed participants in the Annual Plan are recommended by management and selected by the Committee. The target award amount for Mr. Melrose is 50% of his base salary and for the other named executive officers is 40%. The percentage is based on the executive's salary grade and job position and not on individual factors.

    Under the Annual Plan as in effect for Fiscal 1997, the Compensation Committee established an earnings per share (EPS) performance goal as the basis for payment of a target award amount. The Committee also established a ROANA goal as the basis for payment of higher award amounts, if the EPS target had been met. The Company did not meet the EPS goal at the target level, but did achieve the goal at a 93.75% level. Therefore, bonus payments made to participants who were corporate (not division) participants (including Mr. Melrose) were paid at a reduced level based on pro rata achievement of the goal, or 68.75% of the target payout amounts.

    If the EPS target goal had been achieved and if the additional ROANA goal had been achieved or exceeded, a bonus payment of up to 175% of the target payout amount could have been paid. If EPS had been below a minimum level established by the Committee, no bonus would have been paid to any plan participant.

    In considering and certifying achievement of performance goals for Fiscal 1997, the Committee eliminated the effect on EPS of the following extraordinary or non-recurring items: the acquisition of the James Hardie Irrigation Group, the premium paid by the Company on the call of its 11% Sinking Fund Debentures and charges associated with the closing of Toro's Mound manufacturing facility, as approved by the Board.

    An additional performance goal applicable to division participants was based on division profit adjustment (DPA). If such a supplemental division goal is achieved, the award payment that would otherwise be made based on corporate performance may be increased by up to 25% (but to not more than 175% of the target payout). If the goal is not achieved, the award payment amount is reduced pro rata, including to zero if the target is not achieved at a level of at least 60% of the division target. For Fiscal 1997, some divisions achieved the DPA goal and others did not. Award payments to division participants in divisions that exceeded supplemental division goals were increased up to 125% of the amount that otherwise would have been paid based on corporate performance. Participants in the consumer division, which did not achieve its division goal, did not receive Annual Plan bonus payments. The Committee also has the discretion to reduce award payments made to division general managers, including certain named executive officers, by up to 10% in the event division performance is below Committee expectations, judged with respect to supplemental division performance goals specified in the plan. The Committee exercised this discretion with respect to Fiscal 1997.

    The Committee has approved and recommended to stockholders the amendment of the Annual Plan to add individual performance goals. See Proposal Three.

    LONG-TERM INCENTIVE COMPENSATION. Under the Continuous Performance Award Plan as in effect for the three year period ending with Fiscal 1997, performance awards could be earned by eligible executive officers if the Company achieved an average ROBE for the three year award term that ranked favorably relative to the ROBE rankings of all companies in the Company's peer group. The maximum value of a performance award (100%) could be earned only if the Company achieved a ROBE that ranked among the top 25% of ROBE ratings for companies in the peer group. The amount of an award payment is reduced proportionately the lower the Company's performance ranks compared with the peer group, and no award is paid if the Company does not rank in the top 75%.

    If the Company's performance goals are achieved, the amount of an individual participant's award payment is determined based on the individual's participation factor, which is a percentage of base salary ranging from 25% to 100%, as established in the plan or by the Committee based on the individual's position and level of responsibility. Mr. Melrose participates in the plan at a factor of 1.0 (one times base salary), which means that if the Company's ROBE ranks in the top 25% of companies in the peer group, Mr. Melrose would receive a long-term incentive payment equal to his base salary during the last fiscal year of the award, as estimated in advance by the Committee.

    In Fiscal 1997, the Company's three year average ROBE performance ranked at the 46.20% percentile level among its peer group, so that the amount of awards was 55.86% of the potential maximum for each named executive officer, including Mr. Melrose. In Fiscal 1997, 37.4% of Mr. Melrose's cash compensation was comprised of the payment pursuant to the Continuous Performance Award Plan. The three month Transition Period was not included in the three year calculation.

    Under a Continuous Performance Award Plan formula, the Committee also grants to each participant a nonqualified stock option to purchase shares of Common Stock. These options are intended to assist executive officers in building stock ownership and to focus management's attention on long-term stock price performance. If the Company does not achieve the ROBE performance goal for the related performance award, the number of shares subject to the option is reduced in accordance with the formula applicable to reduction of the Performance Award. The option is exercisable for only 90 days, following the Company's release of its earnings for the last year of the award term. Payment of the option exercise price is intended to be facilitated by the cash incentive compensation payment made before the option becomes exercisable. Options related to the award payment made with respect to the three year period ended with Fiscal 1997 were reduced by 55.86%.

    In Fiscal 1995, a special committee of the Committee recommended, and the Board and stockholders approved, a special incentive compensation plan for Mr. Melrose, to encourage him to remain with the Company until his 60th birthday, while assuring the timely development and election of his successor as Chief Executive Officer of the Company. Under the Chief Executive Officer Succession Incentive Agreement (the "Agreement"), on July 31, 1995, the Company awarded Mr. Melrose 17,467 shares of Common Stock and Common Stock performance units having a fair market value of $500,000, subject to forfeiture or reduction in the event performance goals related to the development and implementation of a senior management and chief executive officer succession plan are not met by target dates beginning July 31, 1998 and continuing through July 31, 2003.

    During Fiscal 1997, the Committee recommended to the Board that the dates for identification of a potential CEO successor and continued development of the senior management team (Goal 2) and for the election of the selected CEO (Goal
3) be modified, and that provisions regarding Mr. Melrose's retirement be further clarified. The Committee noted that confusion persisted regarding whether the arrangement requires Mr. Melrose to retire from employment with the Company not later than July 31, 2000 in connection with the election of a successor under the Plan. The Agreement does not require that Mr. Melrose retire from employment with the Company at any particular date. The Committee recommended to the Board, and the Board agreed, that the Agreement be amended to provide that the deadline for achievement of Goal 2 be changed from July 31, 1999 to October 31, 2000 and the deadline for achievement of Goal 3 be changed from July 31, 2000 to October 31, 2003 and that the Agreement and related plan be clarified to state that Mr. Melrose is not required to retire.

    STOCK OPTION PLANS. In addition to options granted in connection with the Continuous Performance Award Plan, described above, the Committee makes stock option grants pursuant to the Company's stock option plans. Options are granted to all key management employees, including Mr. Melrose and the named executive officers, in amounts determined based on annual base salary, salary grade and the fair market value of the Common Stock on the date of grant. Except for performance-based options granted in connection with the Continuous Performance Award Plan, all options granted under the stock option plans have exercise prices that are equal to fair market value at the date of grant. These options are exercisable immediately after grant and remain exercisable for a period of five years. As of October 31, 1997, 876,140 options were outstanding and 744,875 shares remained available for grant of options under the plans.

    In Fiscal 1997, the Committee granted Mr. Melrose options to purchase a total of 40,054 shares, 18,366 of which were awarded under the Continuous Performance Award Plan and are subject to reduction.

    SECTION 162(m). Section 162(m) of the Code limits to $1 million per year the compensation expense deduction the Company may take for non-performance-based compensation paid to a person who is "highly-compensated" for purposes of the Code (generally, the CEO and other named executive officers). In making its decisions about compensation for Mr. Melrose and other officers likely to be named executive officers, the Committee considers Section 162(m). Although the Company's compensation levels have not historically resulted in total compensation in excess of $1 million (excluding the spread on stock option exercises) for named executive officers other than Mr. Melrose, it is generally the policy of the Company that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). The Committee believes that annual incentive award payments under the Annual Plan, long-term incentive award payments under the Continuous Performance Award Plan and stock options granted under all plans currently qualify for exclusion.

    The Committee also believes that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and accordingly reserves the right, in appropriate circumstances, to pay amounts, in addition to base salary, that might not be deductible. If non-performance-based compensation in excess of $1 million should become payable to a person who is "highly-compensated" for purposes of the Code and regulations, the Committee will consider requiring that individual to defer any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of the Company.

APPROVAL OF INCENTIVE PLANS

    All of the recommendations of the Committee with respect to compensation attributable to Fiscal 1997 were approved and adopted by the Board of Directors. In accordance with the Company's past practice under Section 16 of the Securities Exchange Act of 1934 and Section 162(m), decisions regarding the grant of stock options and certain other awards continue to be made by the Committee and reported to the Board.

                                          Dale R. Olseth, Chairman
                                          Janet K. Cooper
                                          Alex A. Meyer
                                          Robert H. Nassau

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Dale R. Olseth, Chair, Janet
K. Cooper, Alex A. Meyer and Robert H. Nassau. None of these directors is or has been an officer or employee of the Company. Although Mr. Melrose is not a member of the Committee, he attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Melrose does not participate in any option grant or award decisions or any decisions of the Committee that might affect him personally.

    Mr. Melrose serves on the Board of Directors and Compensation Committee of SurModics, Inc. of which Mr. Olseth serves as president and chief executive officer. Mr. Olseth serves on the Board of Directors and is Chair of the Compensation Committee of the Company.

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    The 1999 Annual Meeting of Stockholders is expected to be held on March 11, 1999. Unless the date of the 1999 Annual Meeting is changed by more than 30 calendar days, a stockholder proposal must be received by the Secretary of the Company no later than the close of business on October 6, 1998, in order to be included in the Company's Proxy Statement for the 1999 Annual Meeting. Procedures for nominations by a stockholder of a person for election as a director at the 1999 Annual Meeting, or any other meeting, are described in the next paragraph.

PROCEDURE FOR NOMINATIONS

    Stockholders who propose to nominate a candidate for election to the Board of Directors at an annual meeting must give timely written notice to the Secretary of the Company, in accordance with the Company's Bylaws. In order to be timely, the notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's regular meeting; provided, however, that in the event that the date of the regular meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such regular meeting and not later than the close of business on the later of the 60th day prior to such regular meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected). In addition, the notice must contain the name and address of the nominating stockholder(s) as they appear on the Company's books, and the class and number of shares of the Common Stock beneficially owned.

ANNUAL REPORT

    The Annual Report of the Company for Fiscal 1997 (the fiscal year ended October 31, 1997) including financial statements is enclosed.

COST AND METHOD OF SOLICITATION

    The Company will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to beneficial owners of the Common Stock. The Company will reimburse them for reasonable out-of-pocket expenses. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for such services other than regular employee compensation, may solicit proxies by telephone, electronic transmission and personally. The Company has retained Morrow & Co. for an estimated fee of $4,500 plus out-of-pocket costs and expenses, to assist in distributing proxy materials and in making mail, telephone and personal solicitation of proxies.

OTHER MATTERS

    Toro management knows of no other matters that may come before the Annual Meeting. However, if matters other than those referred to above should properly come before the Annual Meeting, the persons named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                        [SIG]

                                                   J. LAWRENCE MCINTYRE
                                          Vice President, Secretary and General
                                                         Counsel

                                                                       EXHIBIT A

                                THE TORO COMPANY
                      ANNUAL MANAGEMENT INCENTIVE PLAN II

  1. PLAN PURPOSE. The purpose of The Toro Company Annual Management Incentive Plan II (the "Plan") is to provide an annual incentive to reinforce achievement of the performance goals of The Toro Company (the "Company"); to link a significant portion of a participating officer's annual compensation to the achievement by the Company, and in certain cases, a division, of performance goals; to attract, motivate and retain officers on a competitive basis by making awards based on annual achievement of performance goals ("Annual Performance Awards"); and to encourage selected officers to acquire and retain shares of the Common Stock, par value $1.00 per share, and related Preferred Share Purchase Rights of the Company ("Common Stock").

  2. ELIGIBILITY AND PARTICIPATION. Within the first 90 days of each fiscal year, or before the first 25% of a shorter performance period has elapsed, the Compensation Committee (the "Committee") shall select as recipients of Annual Performance Awards ("Plan Participants") those officers of the Company who, through their position or performance, can have a significant, positive impact on the Company's financial results. Nominations may be made to the Chief Executive Officer and presented by the Chief Executive Officer to the Committee. Plan Participants are designated to participate in the Plan for one fiscal year, but may be renominated and selected again. Newly-hired and newly-promoted officers may be selected as Plan Participants after the first 90 days of a fiscal year subject to the provisions of this paragraph and subparagraph 4.a. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  3. AWARD AMOUNTS.

         a. TARGET PAYOUT. The target amount that may be paid with respect to an Annual Performance Award (the "Target Payout") shall be determined by the Committee and shall be based on a percentage of a Plan Participant's actual annual base salary at the time of grant ("Participation Factor"), within the range established by this subparagraph, and subject to adjustment as provided in the last sentence of this subparagraph. The Participation Factors, which are intended to reflect a Plan Participant's level of responsibility, are 50% for the Chairman and Chief Executive Officer, 45% for the President and Chief Operating Officer, if one should be elected, 40% for other elected officers and 25 to 40% for other officers. The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any participant who is not a person referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the regulations thereunder ("Section 162(m)"), if such modification is based on level of responsibility. The Committee may establish curves or other measurements for prorating the amount of payouts for achievement of Performance Goals at less than the Target Payout.

         b. MAXIMUM PAYOUT. The Committee may also establish a maximum potential payout amount (the "Maximum Payout") with respect to an Annual Performance Award of up to 175% (192.5% for selected Plan Participants as provided in subparagraph 3.d.) of the Target Payout in the event Performance Goal targets are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves or other measurements for prorating the amount of payouts for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

         c. DIVISION PAYOUT. At the time an Annual Performance Award is made, the Committee may establish supplemental division specific performance goals ("Supplemental Division Performance Goals") and may provide that achievement of a Supplemental Division Performance Goal at or above an established target level shall result in payment under an Annual Performance Award at up to 125% of the award payment otherwise determined pursuant to subparagraph 3.a. or 3.b. and achievement of a Supplemental Division Performance Goal below an established target level shall result in a reduction of the amount of an award payment otherwise determined pursuant to subparagraph 3.a. or 3.b., including to zero in the event that a division goal is not achieved at a level of at least 60% of the target. The Committee shall also have the discretion to reduce by an amount up to 10% the amount that would otherwise be paid under the division payout formula to a division vice president or general manager based on the Committee's evaluation of the quality of division performance.

         d. QUALITY OF PERFORMANCE PAYOUT. At the time an Annual Performance Award is made, the Committee may increase the Target Payout and the Maximum Payout (as either may be prorated in accordance with subparagraphs 3.a. and 3.b.) by up to 10%, but to not more than 192.5% of the Target Payout, for selected Plan Participants ("Quality of Performance Participants"), to reflect individual quality of performance goals ("Quality of Performance Goals"), established at that time by the Committee. The Committee shall have the discretion to reduce by an amount up to 10% the amount that would otherwise be paid under the payout formula to a Quality of Performance Participant based on the Committee's evaluation of the individual's achievement of the Quality of Performance Goal.

         e. SECTION 162(m) MAXIMUM. With respect to any Plan Participant who is or may become a person referred to in Section 162(m), the maximum dollar amount that may be paid under an Annual Performance Award shall be set at the time the Committee grants the award and establishes the Performance Goals (as defined in subparagraph 4.a.) under the award.

  4. PERFORMANCE GOALS.

         a. ESTABLISHMENT. An award payment under an Annual Performance Award shall be made to a Plan Participant only if the Company achieves Performance Goals, based on the criteria set forth in subparagraph 4.b. ("Performance Goals"), established by the Committee in writing not later than 90 days after the commencement of the fiscal year to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

         b. PERFORMANCE GOAL CRITERIA. Performance Goals to be established under subparagraph 4.a. shall be based on earnings per share (EPS), return on average net assets (ROANA), division profit adjustment, division controllable profit contribution, return on equity, revenue growth, earnings growth or economic value added (EVA). Supplemental Division Performance Goals for division participants that may be established under subparagraph 4.a. may be based on any of the foregoing and/or on division specific operating performance goals including revenue growth, sustained earnings, product warranty experience, product recalls or inventory levels. Quality of Performance Goals that may be established under subparagraph 4.a. may be based on quantitative or qualitative factors, and may include, but are not limited to, aggressive revenue growth, sustaining earnings initiative, warranty experience, product recalls, field inventory or acquisition experience. Each Performance Goal is to be specifically defined by the Committee on a Company, division or individual basis and/or in comparison with peer group performance.

  5. DISCRETION TO DECREASE AWARD PAYMENT. With respect to any Plan Participant who is a person referred to in Section 162(m), the Committee shall have the discretion to decrease an award payment under an Annual Performance Award, but may not under any circumstances increase such amount.

  6. MAXIMUM AWARD PAYMENT. Notwithstanding any other provision of this Plan, the maximum dollar amount a Plan Participant may be paid under an Annual Performance Award, whether in cash or Common Stock or Common Stock units, with respect to any fiscal year is $1,500,000. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.

  7. PAYMENTS. Before any payment is made under the Plan, the Committee must certify in writing that the Performance Goals established with respect to an Annual Performance Award have been achieved. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established, or any Board-approved extraordinary or non-recurring event or item.

  8. STOCK RETENTION PROVISIONS.

         a. ELIGIBILITY FOR STOCK RETENTION AWARD. Subject to the terms and conditions of this paragraph 8 (the "Stock Retention Provisions"), at the time the Committee selects Plan Participants, the Committee may grant to selected Plan Participants ("Stock Participants") a right (a "Stock Retention Award") to elect (i) to convert to shares of Common Stock or (ii) to defer, through The Toro Company Deferred Compensation Plan for Officers (the "Officer Deferred Plan"), into units having a value based on shares of Common Stock, up to 50% of the amount of an award payment under an Annual Performance Award ("Base Cash Award") and to receive additional incentive compensation in the form of one additional share or unit of Common Stock for every two shares or units acquired upon conversion up to the limit of 50% of the Base Cash Award (the "Matching Shares" or "Matching Units"). The shares or units acquired upon conversion of all or a portion of the Base Cash Award shall be retained by the Company (which shall be called the "Agent" for purposes of the Stock Retention Provisions) during the vesting periods for the Matching Shares or Units described in subparagraph 8.e. Shares of Common Stock issued under the Stock Retention Provisions shall be called "Retained Shares" and units of Common Stock deferred under the Officer Deferred Plan shall be called "Retained Units" under this paragraph 8.

         b. NUMBER OF SHARES OR UNITS. The number of Retained Shares or Retained Units to be issued or credited upon conversion of a Base Cash Award under a Stock Retention Award election shall be equal to the dollar amount of the portion of the Base Cash Award subject to the election, divided by the fair market value of the Common Stock on the date that the Committee makes the certification required under paragraph 7 of this Plan. Fair market value shall be the closing price of one share of Common Stock, as reported in THE WALL STREET JOURNAL. Retained Shares shall be issued in whole shares only and cash shall be paid for fractional shares.

         c. ELECTION TO EXERCISE STOCK RETENTION AWARD.

           i. On or before the December 31 immediately preceding the end of the fiscal year to which a Stock Retention Award relates, a Stock Participant who wishes to convert a portion of a Base Cash Award into deferred compensation Retained Units shall notify the Company in writing that he or she has elected to participate in the Stock Retention Provisions and shall specify the percentage of the Base Cash Award to be converted, except as otherwise provided in the Officer Deferred Plan with respect to the year in which that plan is first implemented or the first year in which a Stock Participant becomes eligible to participate in the Stock Retention Provisions.

           ii. On or before the October 31 that is the last day of the fiscal year to which a Stock Retention Award relates, a Stock Participant who has not elected to convert the maximum permissible portion of the Base Cash Award into Retained Units and who wishes to convert up to the maximum permissible portion of the Base Cash Award into Retained Shares shall notify the Company in writing that he or she has elected to participate in the Stock Retention Provisions and shall specify the percentage of the Base Cash Award to be converted.

           iii. An election to participate is effective only for the fiscal year to which the Stock Retention Award relates.

           iv. A Stock Participant who terminates employment, dies, retires at or after age 65, elects early retirement at or after age 55 or becomes permanently disabled and unable to work during the fiscal year to which a Stock Retention Award relates shall not be eligible to participate in the Stock Retention Provisions, and the Stock Retention Award and any election made by the Stock Participant shall be canceled automatically as of the date of any such event.

         d. MATCHING SHARES OR UNITS. As soon as practical following the conversion of a Base Cash Award to Retained Shares or Retained Units, the Company shall issue one Matching Share or credit one Matching Unit for each two Retained Shares or Units acquired (up to the limit of 50% of the Base Cash Award) (the "Restricted Shares" or "Restricted Units"). Restricted Shares shall be held by the Agent for the Stock Participant's account. Restricted Shares shall be issued in whole shares only and cash shall be paid for fractional shares.

         e. VESTING, DELIVERY AND DISTRIBUTION.

           i. Vesting. Restricted Shares and Restricted Units held or credited by the Company shall be forfeitable until they vest and shall vest in increments of 25% of the total number of such Restricted Shares or Units at the end of each of the second, third, fourth and fifth years after the date such Restricted Shares or Units are issued or credited, provided that such Restricted Shares or Units shall vest only if the Stock Participant's Retained Shares or Units have been left on deposit with the Agent through the requisite two, three, four and five year periods and all other requirements of the Plan have been met, except as may otherwise be provided in subparagraph 8.f.

           ii. Delivery.

                A. Retained Shares and Restricted Shares will be delivered as soon as possible after the applicable vesting requirements (including accelerated vesting under subparagraph 8.f.) have been fulfilled. In the event vesting requirements are not fulfilled, Retained Shares will be returned to a Stock Participant as soon as possible.

                 B. Retained Units and Restricted Units that have vested will be distributed to a Stock Participant consistent with a Stock Participant's distribution election properly made in accordance with the provisions of the Officer Deferred Plan.

           iii. Retained Shares and Retained Units are fully vested at the time of issuance or crediting.

         f. VESTING AND CANCELLATION UNDER SPECIAL CONDITIONS.

           i. Retirement or Disability. Notwithstanding the foregoing, all Restricted Shares or Units held in a Stock Participant's account shall vest in full if the participant retires on or after age 65 or becomes permanently disabled and unable to work while a Stock Participant under the

           Plan. Notwithstanding the foregoing, if within one year after such retirement the Stock Participant is employed or retained by a company that competes with the business of the Company, or such individual violates any confidentiality agreement with the Company, the Company may demand return of the economic value of the Restricted Shares or Units which vested early under this subparagraph.

           ii. Early Retirement. A Stock Participant who retires at or after age 55, but before age 65, may elect to leave Retained Shares or Units on deposit until the participant reaches age 65 or until the applicable vesting requirements of subparagraph 8.e. have been fulfilled, as the case may be, and Restricted Shares or Units shall vest upon the occurrence of the earlier of such event. Notwithstanding the foregoing, if within one year after such early retirement the Stock Participant is employed or retained by a company that competes with the business of the Company, or such individual violates any confidentiality agreement with the Company, the Company may demand return of the economic value of the Restricted Shares or Units which vested after the date of early retirement under this subparagraph.

           iii. Early Withdrawal. In the event that a Stock Participant elects to withdraw Retained Shares or Units from the account prior to age 65, but before the applicable vesting requirements have been fulfilled, Restricted Shares or Units held in such participant's account that have not vested shall not vest and shall be forfeited.

           iv. Death. In the event of the death of a Stock Participant before the applicable vesting requirements have been fulfilled, the Restricted Shares or Units shall vest in full.

           v. Voluntary Resignation. In the event that a Stock Participant resigns voluntarily, Restricted Shares or Units held in such participant's account that have not yet vested shall not vest and shall be forfeited, unless otherwise determined by the Chairman of the Committee, in his or her discretion, upon recommendation by the Chief Executive Officer of the Company.

           vi. Change of Control. All Restricted Shares or Units shall vest if there is a change of control of the Company. "Change of Control" shall mean the earliest to occur of (A) a public announcement that a party shall have acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company, (B) the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a party of 20% or more of the outstanding shares of Common Stock of the Company or (C) the occurrence of a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof, that causes (or would cause) the persons who were directors of the Company immediately before such Change of Control to cease to constitute a majority of the Board of Directors of the Company or any parent of or successor to the Company.

         g. TEMPORARY WITHDRAWAL FOR OPTION EXERCISE. A Stock Participant may temporarily withdraw all or a portion of Retained Shares held in the participant's account, but not Restricted Shares or Retained or Restricted Units, in order to exercise Company stock options, provided that an equal number of shares of Common Stock is promptly redeposited with the Agent after such exercise.

         h. DIVIDENDS AND VOTING. Dividends on Retained and Restricted Shares may at the election of the Stock Participant be paid to such participant or reinvested under the Company's dividend reinvestment plan as then in effect. Dividends on Retained and Restricted Units shall be credited under the Officer Deferred Plan, in additional units based on fair market value of one share of the Common Stock on the record date for payment of dividends. A Stock Participant shall have the right to vote Retained and Restricted Shares.

         i. MAXIMUM SHARES SUBJECT TO STOCK RETENTION AWARDS. Subject to the provisions of this subparagraph and paragraph 6 hereof, the number of shares of Common Stock reserved and available for issuance pursuant to Stock Retention Awards under the Plan is 100,000. Shares of Common Stock that may be issued hereunder may be authorized but unissued shares, reacquired or treasury shares or outstanding shares acquired in the market or from private sources or a combination thereof. Appropriate adjustments in the number of shares of Common Stock that may be available for such purposes under the Plan may be made by the Committee in its discretion to give effect to adjustments made in the number of shares of Common Stock of the Company through any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or similar change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend.

  9. NON-TRANSFERABILITY. Neither Annual Performance Awards, Stock Retention Awards, Retained Shares, Restricted Shares, Retained Units, Restricted Units nor any interest in any one of such awards or shares or units or benefits may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Retained and Restricted Shares are held by the Agent or the Retained and Restricted Units have not been distributed in accordance with the Officer Deferred Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void.

 10. ADMINISTRATION. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of paragraph 12; interpret provisions of the Plan; select Plan Participants and Stock Participants; establish Performance Goals; make Annual Performance Awards and Stock Retention Awards; or terminate the Plan, in its sole discretion. The Committee may delegate certain of these activities and all decisions not required to be exercised by it under
     Section 162(m) or Section 16 of the Exchange Act, as it solely determines. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, Plan Participants and Stock Participants.

 11. GOVERNING LAW. The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware.

 12. PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective that would increase the maximum amount payable under paragraph 6 to a Plan Participant who is a person referred to in Section 162(m); that would change the Performance Goal criteria applicable to a Plan Participant who is a person referred to in Section 162(m) for payment of awards stated under paragraph 4; or that would modify the requirements as to eligibility for participation under paragraph 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of
     Section 162(m). Under no circumstances may the Plan be amended to permit the Committee to increase an award payment in contravention of the requirements of paragraph 5. Notwithstanding the foregoing, no amendment, modification or termination that would affect benefits accrued under this Plan prior to such amendment, modification or termination may occur after a Change of Control, as defined in subparagraph 8.f.vi., without the written consent of a majority of the Plan Participants determined as of the day before such Change of Control.

 13. EFFECTIVE DATE OF THE PLAN AND AMENDMENTS. The Plan first became effective on November 1, 1995. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 12.

     As amended by the Compensation Committee and Board of Directors, to be effective as of November 1, 1997, subject to stockholder approval.

------------------------------------
        THE TORO COMPANY
         ANNUAL MEETING

        The Toro Company
    8111 Lyndale Avenue South
   Bloomington, Minnesota 55420

         MARCH 18, 1998
  3:00 P.M. CENTRAL STANDARD TIME


                              The Toro Company

                                   [LOGO]


UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                     (Arrow)   PLEASE DETACH HERE    (Arrow)
--------------------------------------------------------------------------------
                    PLEASE MARK, SIGN, DATE AND RETURN THE
                   PROXY CARD USING THE ENCLOSED ENVELOPE.
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

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 1. Election of directors:  Robert H. Buhrmaster #1  Winslow H. Buxton #2      / / FOR all nominees listed   / / WITHHOLD
                            Robert H. Nassau #3      Christopher A. Twomey #4      below (except as marked       AUTHORITY
                                                                                   to the contrary below)

                                                                                   ----------------------------------------
 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
 WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)          ----------------------------------------

 2. Approval of Selection of Independent Auditors.                                 / / FOR     / / AGAINST     / / ABSTAIN

 3. Approval of Amendment of Annual Management Incentive Plan.                     / / FOR     / / AGAINST     / / ABSTAIN

 4. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

 Address Change? Mark Box   / /    I Plan to Attend the Meeting   / /
 Indicate changes below:

                                                                                       Date
                                                                                            -------------------------------

                                                                                   ----------------------------------------

                                                                                   ----------------------------------------
                                                                                    Signature(s) in Box

                                                                                        This Proxy Card must be Signed
                                                                                       Exactly as Name Appears Thereon

                                                                                   When shares are held by joint tenants,
                                                                                   both should sign. When signing as
                                                                                   attorney, executor, administrator,
                                                                                   trustee or guardian, please give full
                                                                                   title as such. If a corporation, please
                                                                                   sign in full corporate name by president
                                                                                   or other authorized officer. If a
                                                                                   partnership, please sign in partnership
                                                                                   name by authorized person.

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

--------------------------------------------------------------------------------
THE TORO COMPANY
8111 LYNDALE AVENUE SOUTH              THIS PROXY IS SOLICITED ON BEHALF OF THE
MINNEAPOLIS, MINNESOTA 55420-1196      BOARD OF DIRECTORS

The undersigned hereby appoints K.B. Melrose and J.L. McIntyre, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of The Toro company to be held at the corporate offices of The Toro Company, 8111 Lyndale Avenue South, Bloomington, Minnesota on the 18th day of March, 1998 at 3:00 p.m. C.S.T. and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the proxy Statement, and in their discretion upon any other matters that may properly come before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOET IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS EXCEPT THAT SHARES HELD IN EMPLOYEE BENEFIT PLANS FOR WHICH A PROXY IS NOT RECEIVED WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS VOTES ACTUALLY CAST BY PLAN PARTICIPANTS. THE TABULATOR CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS PROXY CARD.

                                                          ----------------------
                                                             SEE REVERSE SIDE
                                                          ----------------------